Exhibit 99.1

Harvest Capital Credit Corporation Announces Stock Repurchase Program

NEW YORK, June 13, 2017—Harvest Capital Credit Corporation (the “Company”) (NASDAQ: HCAP) today announced that its board of directors has authorized a stock repurchase program. Under the program, the Company is authorized to repurchase up to $3.0 million in the aggregate of its outstanding common stock in the open market. The timing, manner, price, and amount of any share repurchases will be determined by the Company’s management in their discretion, based on applicable legal and regulatory requirements and other factors, including the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended. No assurances can be given that any common stock, or any particular amount, will be purchased. Unless amended by the Company’s board of directors, the repurchase program will expire on the earlier of June 30, 2018 and the repurchase of $3.0 million of outstanding shares of common stock. The program may be suspended, extended, modified, or discontinued at any time. The Company’s previous stock repurchase program expired on December 31, 2016.

ABOUT HARVEST CAPITAL CREDIT CORPORATION

Harvest Capital Credit Corporation (NASDAQ: HCAP) provides customized financing solutions to privately held small and mid-sized companies in the U.S., generally targeting companies with annual revenues of less than $100 million and annual EBITDA of less than $15 million. The Company’s investment objective is to generate both current income and capital appreciation primarily by making direct investments in the form of subordinated debt, senior debt and, to a lesser extent, minority equity investments. Harvest Capital Credit Corporation is externally managed and has elected to be treated as a business development company under the Investment Company Act of 1940. For more information about Harvest Capital Credit Corporation, visit www.harvestcapitalcredit.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not of historical fact (including statements containing the words "believes", "plans", "anticipates", "expects", "estimates", and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events, except as may be required by law.

Investor & Media Relations Contacts

Harvest Capital Credit Corporation

Richard Buckanavage	Craig Kitchin
President & Chief Executive Officer	Chief Financial Officer
(212) 906-3592	(678) 392-3150
rbuckanavage@harvestcaps.com	ckitchin@harvestcaps.com

© 2017 Harvest Capital Credit Corporation